EXHIBIT 10.1

AGREEMENT REGARDING PREFERRED SHARES

This Agreement Regarding Preferred Shares, dated as of July 20, 2007, is made by and between Sparta Commercial Services, Inc. (the “Company”) and Leo William Long (the “Holder”), in connection with all shares of the Company’s preferred stock (the “Preferred Shares”) held by the Holder and that certain agreement dated as of January 12, 2005 between the parties.

Whereas, the parties desire to modify the rights of the parties in connection with the Preferred Shares and the terms of the Preferred Shares;

Now, therefore, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound the parties agree as follows:

1.	The agreement between the parties dated as of January 12, 2005 is hereby terminated.

2.
Notwithstanding anything to the contrary in the agreements between the parties pursuant to which the Holder purchased or acquired the Preferred Shares, including the Certificate of Designation of the Series A Preferred Stock, the Holder hereby agrees to forever waive any and all rights to dividends on the Preferred Shares, including with respect to any previously accrued, accumulated or deferred dividends.

Dated: July 20, 2007

Company: Sparta Commercial Services, Inc. By: /s/ Anthony L. Havens Anthony L. Havens, CEO	Holder: /s/ Leo William Long Leo William Long